NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on April 13, 2020, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on April 01, 2020 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the change of the country of incorporation, which became effective before the opening on April 1, 2020, every share of Class A Ordinary Shares of Aon plc (Old) was exchanged for one share of Class A Ordinary Shares of Aon plc (New). This Form 25 is being filed solely in connection with the discontinuation of the trading on the NYSE of Aon plc Class A Ordinary Shares (Old) and does not affect the continued listing on the NYSE of the Aon plc Class A Ordinary Shares (New). The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on April 01, 2020.